Insightful Corporation Announces Operating Results for Second Quarter 2008

Insightful Also Provides Update Regarding Proposed Acquisition by TIBCO Software Inc.

SEATTLE - July 31, 2008 -

Insightful Corporation (NASDAQ: IFUL), a leading provider of predictive analytics and reporting solutions, today announced its operating results for the second quarter ended June 30, 2008.

Insightful reported total revenues of $5.4 million for the second quarter of 2008, a decrease of 2% compared to revenues of $5.5 million for the second quarter of 2007. For the second quarter of 2008, Insightful reported a net loss of $0.5 million, or $0.04 per share, compared to a net loss of $1.3 million, or $0.10 per share, for the second quarter of 2007. Included in operating results for the second quarter of 2008 are $0.8 million in expenses directly related with the proposed acquisition of the company by TIBCO Software Inc.

Non-GAAP operating results, which exclude stock-based compensation expense, were a loss of $0.3 million, or $0.03 per share, for the second quarter of 2008, compared to a loss of $1.1 million, or $0.08 per share, for the second quarter of 2007. As described in the section below entitled "Use of Non-GAAP Financial Measures," non-GAAP earnings or loss differs from net income or loss reported under accounting principles generally accepted in the United States (GAAP) due to the exclusion of stock-based compensation expense. The reconciliation of Insightful's GAAP net loss to its non-GAAP operating results for the quarters ended June 30, 2008 and 2007 are set forth at the end of this release.

"We are pleased that, excluding costs directly associated with the proposed acquisition by TIBCO, we were profitable for the quarter," said Jeff Coombs, president and CEO of Insightful.

Insightful's cash, cash equivalents, and short and long-term investments totaled $11.5 million at June 30, 2008, up from $11.0 million at December 31, 2007.

On June 19, 2008, Insightful announced that it had signed a definitive agreement to be acquired by TIBCO Software Inc. (NASDAQ: TIBX) in a transaction valued at approximately $25 million, including the value of certain assumed options. Under the terms of the agreement, following the closing, Insightful stockholders will receive $1.87 in cash for each outstanding share of common stock they own. On July 24, 2008, Insightful filed a definitive proxy statement related to the proposed acquisition with the Securities and Exchange Commission (SEC). Insightful will hold a special meeting of stockholders to vote on the proposed transaction at 9:00 a.m. Seattle time on August 29, 2008, at the offices of RR Donnelly, 999 Third Avenue, Suite 3201, Seattle, Washington 98104. Stockholders at the close of business on July 8, 2008, the record date, will be entitled to vote on the transaction.

Quarterly Financial Highlights

  Software license revenues were $1.7 million in the second quarters of both 2008 and 2007. License revenues declined slightly domestically and increased slightly internationally.

  Maintenance revenues were $2.3 million in the second quarter of 2008, compared to $2.0 million in the second quarter of 2007. Maintenance revenue increased primarily as a result of increases in our maintenance renewal rates and the late renewal of a number of maintenance contracts that had expired in earlier quarters.

  Professional services and other revenues were $1.4 million in the second quarter of 2008, compared to $1.8 million in the second quarter of 2007. The entire decline in professional services revenues was in the company's domestic segment.

  Domestic revenues were $2.5 million in the second quarter of 2008, compared to $2.9 million in the second quarter of 2007. International revenues were $2.9 million in the second quarter of 2008, compared to $2.6 million in the second quarter of 2007.

  Funded research, which is an offset to research and development expense in the company's income statement, was $250,000 in the second quarter of 2008, compared to $511,000 in the second quarter of 2007. The decline was due to several billable research employees moving to our data analysis product group in 2007 and several others leaving Insightful in 2007 and 2008.

  Total operating expenses were $4.8 million in the second quarter of 2008, including $0.8 million in expenses directly related to the proposed acquisition of the company by TIBCO Software Inc., compared to $5.4 million in the second quarter of 2007.

  Gross profit margin was 77% in the second quarter of 2008 compared to 72% in the second quarter of 2007. The increase resulted from a smaller percentage of the company's total revenues coming from lower-margin professional services revenues in 2008 than in 2007.

Use of Non-GAAP Financial Measures

The non-GAAP financial measure of loss included in this press release is different from the GAAP measure of net loss, as this non-GAAP measure excludes certain expenses otherwise included in the computation of net loss. Insightful believes this non-GAAP measure is useful to enhance an overall understanding of its past financial performance and also its prospects for the future. These adjustments to the company's GAAP results are presented with the intent of providing both management and investors a more complete understanding of Insightful's underlying operating results and trends. This non-GAAP measure is among the primary indicators management uses as a basis for planning and forecasting of future periods.

The expenses excluded from Insightful's GAAP results for the second quarters of 2008 and 2007 include stock-based compensation expense. Stock-based compensation expense has no current effect on cash or the future uses of cash. Insightful's stock-based compensation expense fluctuates with changes in the company's stock price and interest rates. For this reason, changes in stock prices and interest rates could mask variation and trends in Insightful's GAAP operating results that may otherwise be important to an understanding of the company's results. For these reasons, management believes that exclusion of stock-based compensation expense may be important to an understanding of Insightful's ongoing operating performance.

Reconciliations of GAAP to non-GAAP results are as follows (in thousands, except share data):

	Three-Month Period Ended June 30, 2008		Three-Month Period Ended June 30, 2007
		Diluted EPS		Diluted EPS
Net loss as reported	$ (499)	$ (0.04)	$ (1,258)	$ (0.10)

Add Back - Stock Compensation Expense
Professional services and other cost of services	4		3
Sales and marketing	47		43
Research and development	22		17
General and administrative	78		117
	151	0.01	180	0.01

Non-GAAP loss	$ (348)	$ (0.03)	$ (1,078)	$ (0.08)

ABOUT INSIGHTFUL CORPORATION

Insightful Corporation (NASDAQ:IFUL) is a provider of predictive analytics and reporting solutions. Insightful products S-PLUS®, Insightful Miner™ and S-PLUS® Enterprise Server allow companies to perform sophisticated statistical data analysis and data mining and create high-quality graphics and reports. Insightful has been delivering industry-leading, high-ROI solutions to thousands of companies in financial services, life sciences, telecommunications, and manufacturing, plus government and research institutions, for 20 years. Headquartered in Seattle, Insightful has offices in New York, North Carolina, the United Kingdom, Switzerland, France and Hong Kong, with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

NOTE TO INVESTORS: FORWARD-LOOKING STATEMENTS

Forward-looking statements include, but are not limited to, statements about the expected closing of the proposed acquisition by TIBCO and other statements that are not historical facts. Words such as "expects," "believe," "plan," "anticipate," and similar expressions are intended to identify forward-looking statements, but their absence does not necessarily mean that the statement is not forward-looking. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. These statements are not guarantees of future performance, and inaccurate assumptions and known and unknown risks and uncertainties can affect their accuracy. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, but not limited to, the risk that the proposed acquisition by TIBCO does not close as expected. More detailed information regarding these and other factors that could affect our actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent report on Form 10-Q. You should not unduly rely on these forward-looking statements, which apply only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of anticipated events.

NOTE TO INVESTORS: Securities Law Disclosure

Insightful has filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and other relevant materials in connection with the merger. The proxy statement has been mailed to the stockholders of Insightful. Before making any voting or investment decision with respect to the merger, investors and stockholders of Insightful are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Insightful and TIBCO. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Insightful at Insightful's corporate website at www.insightful.com (under Investors).

Insightful and its officers and directors may be deemed to be participants in the solicitation of proxies from Insightful stockholders with respect to the acquisition. A description of any interests that these officers and directors have in the acquisition is available in the proxy statement. Information concerning Insightful's directors and executive officers also is set forth in the definitive proxy statement. The definitive proxy statement is available free of charge at the SEC's web site at www.sec.gov or at Insightful's corporate website at www.insightful.com (under Investors).

Contact Info

Richard Barber

Insightful Corporation

206-283-8802

investor@insightful.com

INSIGHTFUL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 5,530	$ 6,663
Trade accounts receivable, net	3,168	4,181
Short-term investments	4,499	1,899
Other receivables	294	303
Prepaid expenses and other current assets	433	558

Total current assets	13,924	13,604
Long-term investments	1,510	2,405
Property and equipment, net	2,111	2,457
Goodwill	800	800
Other assets	111	109

Total assets	$ 18,456	$ 19,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	395	630
Accrued expenses and other current liabilities	2,181	1,900
Deferred revenue - short term	5,455	5,861

Total current liabilities	8,031	8,391
Deferred revenue - long term	143	152
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value:
Authorized - 1,000,000 shares
Issued and outstanding-none	-	-
Common stock, $0.01 par value:
Authorized - 30,000,000 shares
Issued and outstanding-13,014,636 and 12,979,925 shares at June 30, 2008 and December 31, 2007	130	130
Additional paid-in capital	39,183	38,873
Accumulated deficit	(28,788)	(27,916)
Other accumulated comprehensive loss	(243)	(255)

Total stockholders' equity	10,282	10,832

Total liabilities and stockholders' equity	$ 18,456	$ 19,375

INSIGHTFUL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2008	2007
Revenues:
Software licenses	$ 1,703	$ 1,718
Software maintenance	2,305	2,043
Professional services and other	1,382	1,758

Total revenues	5,390	5,519

Cost of revenues:
Software related	256	242
Professional services and other	1,007	1,276

Total cost of revenues	1,263	1,518

Gross profit	4,127	4,001

Operating expenses:
Sales and marketing	1,944	2,753
Research and development	1,144	2,054
Less-Funded research	(250)	(511)

Research and development, net	894	1,543
General and administrative	1,929	1,123

Total operating expenses	4,767	5,419

Loss from operations	(640)	(1,418)
Other income, net	143	171

Loss before income taxes	(497)	(1,247)
Income tax expense	(2)	(11)

Net Loss	$ (499)	$ (1,258)

Basic and diluted net loss per share	$ (0.04)	$ (0.10)

Basic and diluted weighted average common shares outstanding	12,983	12,886